Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES

SECOND QUARTER 2015 FINANCIAL RESULTS

- Company records $64.2 million in total net product sales -

- JUXTAPID® net product sales were $57.1 million in the second quarter of 2015, 96% from prescriptions written in the U.S. -

- Company reiterates 2015 total net product sales guidance of between $205 and $235 million -

Cambridge, MA, August 5, 2015 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, announced its financial results and business highlights for the second quarter of 2015.

Highlights

•	Aegerion recorded $57.1 million in net product sales of JUXTAPID® (lomitapide) capsules in the second quarter of 2015, representing growth of approximately 59% over the second quarter of 2014. 96% of JUXTAPID net product sales in the second quarter of 2015 were from prescriptions written in the United States.

•	Aegerion recorded $7.1 million in net product sales of MYALEPT® (metreleptin for injection) in the second quarter of 2015, all of which were from prescriptions written in the United States. As of July 31, 2015, 68 generalized lipodystrophy (GL) patients were active on commercial therapy.

•	Aegerion’s cash increased by $15.2 million in the second quarter of 2015.

•	The Company is on track with its plan to file a Japanese NDA for lomitapide in adult HoFH patients late 2015 or early 2016. The Company anticipates a nine month review period as a result of lomitapide’s orphan drug status.

Chief Executive Officer Sandford D. Smith commented, “Aegerion continued to show good progress during the second quarter in key areas of the business, including growth in number of patients on therapy for both of our products. We believe we are on track to deliver strong results; however, as we navigate through the early days of the PCSK9 inhibitor launches, we are maintaining our prior guidance for the year. We remain focused on building a fully integrated, leverageable and risk-diversified company to deliver therapies to patients with rare diseases.”

“With the objective of maximizing the value of our current assets, we have focused attention and resources on expanding the opportunities for both MYALEPT and JUXTAPID by prioritizing investments in research and development to support the potential development of a next generation JUXTAPID; planning for a JUXTAPID/PCSK9 inhibitor combination study; and assessing possible expansion into additional indications with MYALEPT. With a financially sound business, we’re focused on efforts to create value through these pipeline opportunities and our business development efforts.”

Financial Results

Total net product sales for the second quarter ended June 30, 2015 were $64.2 million, compared with $36.0 million in the second quarter of 2014. Total net product sales for the six months ended June 30, 2015 were $123.6 million, compared with $63.0 million for the six months ended June 30, 2014.

Net product sales for JUXTAPID for the second quarter ended June 30, 2015 were $57.1 million, compared with $36.0 million in the second quarter ended June 30, 2014. 96% of net product sales in the second quarter of 2015 were from prescriptions written in the U.S. The Company expects net product sales from named patient sales in ex-U.S. countries to continue to fluctuate significantly from quarter to quarter. The increase in JUXTAPID net products sales was attributable to an increase in the number of patients on therapy and the higher average sales price of JUXTAPID in the U.S. in the second quarter of 2015 compared to the same period in 2014.

Net product sales for MYALEPT for the second quarter ended June 30, 2015 were $7.1 million, compared with $2.1 million in the first quarter of 2015. All of the MYALEPT product sales in the second quarter were from prescriptions written in the U.S. Due to the current payer mix and quantity of units ordered per patient, and following the Company’s MYALEPT launch price implementation in February, the gross-to-net adjustment for the six months ended June 30, 2015 was approximately 30%. Of the 30%, 27% was attributable to Medicaid rebates.

For the second quarter ended June 30, 2015, GAAP net loss was $10.7 million, or $0.37 basic and diluted loss per share, compared with a GAAP net loss of $9.6 million, or $0.33 basic and diluted loss per share, for the same period in 2014. For the six months ended June 30, 2015, GAAP net loss was $26.5 million, or $0.93 basic and diluted loss per share, compared with a GAAP net loss of $25.4 million, or $0.86 basic and diluted loss per share, for the same period in 2014.

For the second quarter ended June 30, 2015, total operating expenses on a GAAP basis were $55.1 million, compared with $41.3 million for the same period in 2014. For the six months ended June 30, 2015, total operating expenses on a GAAP basis were $111.9 million, compared with $81.0 million for the same period in 2014.

Selling, general and administrative expenses were $42.7 million for the second quarter ended June 30, 2015, compared to $32.3 million for the same period in 2014. Selling, general and administrative expenses were $89.6 million for the six months ended June 30, 2015, compared to $64.1 million for the same period in 2014. The increase in selling, general and administrative expenses in the second quarter of 2015 over the comparable period in 2014 was primarily related to an increase in costs related to continued sales and marketing activities for lomitapide; an increase in employee-related costs associated with increased headcount; and increased legal fees primarily related to ongoing investigations.

Research and development expenses were $12.5 million for the quarter ended June 30, 2015 compared to $8.9 million for the same period in 2014. Research and development expenses were $22.3 million for the six months ended June 30, 2015, compared to $16.8 million for the same period in 2014. The increase in research and development expenses for the second quarter of 2015 over the comparable period in 2014 was primarily related to clinical development expenses incurred to generate data to support a potential marketing authorization application for lomitapide in Japanese HoFH patients and in connection with preparations for the planned pediatric HoFH study; costs associated with the continuation of the observational cohort and vascular imaging post marketing studies related to lomitapide initiated in 2014; and employee costs associated with increased headcount.

Aegerion’s non-GAAP operating results are GAAP operating results adjusted for the following items: 1) the impact of stock-based compensation; 2) the amortization of debt discount and deferred financing costs; 3) the purchase price allocation accounting effects on the stepped up preliminary fair value of metreleptin inventory that the Company acquired in cost of product sales; and 4) the amortization of intangible assets acquired. A full reconciliation of GAAP to non-GAAP financial results is included later in this press release. Prior year non-GAAP financial results conform to current year presentation.

For the second quarter ended June 30, 2015, non-GAAP net income was $6.6 million, or $0.23 basic earnings per share, compared with a non-GAAP net loss of $1.7 million, or $0.06 basic loss per share, for the same period in 2014. For the six months ended June 30, 2015, non-GAAP net income was $8.2 million, or $0.29 basic earnings per share, compared with a non-GAAP net loss of $8.9 million, or $0.30 basic loss per share, for the same period in 2014.

Cash and cash equivalents totaled $82.6 million as of June 30, 2015, compared to $375.9 million as of December 31, 2014, with the decrease primarily due to the $325 million payment the Company made for the acquisition of MYALEPT in January 2015.

2015 Financial Guidance

Aegerion reiterated the following financial guidance for 2015:

•	Aegerion expects full-year 2015 global net product sales of JUXTAPID to be between $195 million and $215 million.

•	Aegerion expects full-year 2015 global net product sales of MYALEPT to be between $10 million and $20 million.

•	Aegerion expects full-year 2015 total non-GAAP operating expenses of between $195 million and $205 million. The Company’s non-GAAP operating expenses exclude the impact of expected stock-based compensation expenses of between $30 million and $40 million, cash and non-cash interest expense, and the purchase price accounting effects related to the preliminary fair value of assets acquired in the MYALEPT acquisition.

•	Aegerion expects to generate positive cash flow from operations for the full year of 2015.

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Wednesday, August 5, 2015 at 5:00 p.m. EDT. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (international callers dial (760) 298-5082). In addition, the presentation will be webcast live, and may be accessed for up to 30 days following the call, by visiting the “Investors” section of Aegerion’s website, www.aegerion.com. An accompanying slide presentation also can be accessed via the “Investors” section of the Aegerion website.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com.

Non-GAAP Results

These non-GAAP results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results and provide additional information regarding its financial position. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding expectations as to future results, including anticipated net product sales, operating expenses, and cash flow; value creation opportunities; expectations with respect to named patient sales outside the U.S and our plans for clinical development, regulatory filings, potential label expansion and pipeline expansion opportunities. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among others: the risk that market acceptance of JUXTAPID and MYALEPT in the U.S. may not continue at the levels we expect, and may be lower outside the U.S. than we expect; the risk that the conversion of prescriptions for JUXTAPID or MYALEPT into patients on therapy may be lower than we expect or the drop-out rate may be higher than we expect; the risk that the prevalence of the diseases our products treat may be lower than our estimates, and that it may be more difficult to identify patients than we expect; the risk that the side effect profile or other results for our products in commercial use and in further clinical studies are inconsistent, in scope and severity, with the side effect profile and other results observed in the pivotal study of each drug; the risk that the expected negative impact of launch of PCSK9 inhibitors on JUXTAPID sales will be greater than we expect, or that other competitive products will negatively impact our results; the risk that private or government payers may refuse to reimburse our product, or may impose onerous restrictions that hinder reimbursement or significantly limit or cap the price we charge or the number of reimbursed patients who receive our products; the risk that our business may be negatively impacted if there are more Medicaid patients prescribed MYALEPT than we expect; the risk that named patient sales in Brazil and other key countries outside the U.S. may not be at the levels we expect; the risk that regulatory authorities in countries where either product is not yet approved may not be satisfied with the efficacy or safety profile of the product; the risk that we do not receive approval for each product in additional countries on a timely basis, or at all, or that regulatory authorities impose significant restrictions on approval or require additional development; the risk that exchange rates will negatively impact the amount of net product sales recognized; the risk that technical hurdles may delay initiation of future clinical trials; the risk that we will not be successful in our label expansion or business development efforts; the risk that our patent portfolio and marketing and data exclusivity may not be as strong as we anticipate; the risk of unexpected manufacturing issues affecting future supply; the risk that the government may not agree with our position in the course of any investigation and the risks associated with the unpredictable nature of government investigations and the impact of investigations on our business; the risk that any of the foregoing may cause product sales revenue to be lower than we expect, or that we may incur unanticipated expenses in connection with our activities; and the other risks inherent in integration of a new product, commercialization, drug development and the regulatory approval process.

For additional disclosure regarding these and other risks we face, see the disclosure contained in the “Risk Factors” section of Aegerion’s Quarterly Report on Form 10-Q filed on May 8, 2015, and our other public filings with the Securities and Exchange Commission, available on the SEC’s website at http://www.sec.gov. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Investors and others should note that we communicate with our investors and the public using our company website (www.aegerion.com) and our investor relations website (http://ir.aegerion.com), including but not limited to company disclosures; investor presentations and FAQs; Securities and Exchange Commission filings; press releases; public conference calls and webcasts. The information that we post on these websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Associate Director, Investor Relations & Public Relations

(857) 242-5024

amanda.murphy@aegerion.com

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In 000s)	2015	2014	2015	2014
Net product sales	$64,197	$36,014	$123,581	$62,987
Cost of product sales	13,561	4,158	25,399	6,822
Operating expenses:
Selling, general and administrative	42,672	32,330	89,600	64,109
Research and development	12,471	8,942	22,269	16,846

Total operating expenses	55,143	41,272	111,869	80,955

Loss from operations	(4,507)	(9,416)	(13,687)	(24,790)
Interest expense, net	(7,069)	(70)	(14,000)	(141)
Other income (expense), net	1,116	(31)	1,601	(138)

Loss before provision for income taxes	(10,460)	(9,517)	(26,086)	(25,069)
Provision for income taxes	(254)	(105)	(453)	(329)

Net loss	$(10,714)	$(9,622)	$(26,539)	$(25,398)

Net loss per common share - basic and diluted	$(0.37)	$(0.33)	$(0.93)	$(0.86)

Weighted-average shares outstanding - basic and diluted	28,582	29,494	28,556	29,453

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets Information

(unaudited)

(In 000s)	June 30, 2015	December 31, 2014
Cash, cash equivalents and marketable securities	$82,562	$375,937
Accounts receivable	23,967	17,125
Inventories	58,749	9,510
Prepaid expenses and other current assets	9,965	4,852
Property and equipment, net	4,550	4,711
Intangible assets and goodwill, net	263,713	—
Other assets	6,254	5,322

Total assets	$449,760	$417,457

Accounts payable and accrued liabilities	$47,947	$36,361
Long-term debt	249,078	218,863
Other noncurrent liabilities	2,873	1,937

Total liabilities	299,898	257,161
Total stockholders’ equity	149,862	160,296

Total liabilities and stockholders’ equity	$449,760	$417,457

Aegerion Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In 000s)	2015	2014	2015	2014
Net loss reconciliation:
GAAP net loss	$(10,714)	$(9,622)	$(26,539)	$(25,398)
Stock based compensation	7,209	7,966	14,368	16,489
Amortization of debt discount & deferred financing fees	4,971	5	9,659	10
Amortization of acquired intangible assets	4,952	—	10,187	—
Inventory fair value step-up in cost of product sales	176	—	496	—

Non-GAAP net income/(loss)	$6,594	$(1,651)	$8,171	$(8,899)

GAAP net loss per common share - basic and diluted	$(0.37)	$(0.33)	$(0.93)	$(0.86)

Non-GAAP net income/(loss) per common share - basic	$0.23	$(0.06)	$0.29	$(0.30)

	28,582	29,494	28,556	29,453

Cost of product sales reconciliation:
GAAP cost of product sales	$13,561	$4,158	$25,399	$6,822
Amortization of acquired intangible assets	(4,952)	—	(10,187)	—
Inventory fair value step-up in cost of product sales	(176)	—	(496)	—

Non-GAAP cost of product sales	$8,433	$4,158	$14,716	$6,822

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$42,672	$32,330	$89,600	$64,109
Stock based compensation	(6,139)	(6,672)	(12,308)	(13,931)

Non-GAAP selling, general and administrative	$36,533	$25,658	$77,292	$50,178

Research and development reconciliation:
GAAP research and development	$12,471	$8,942	$22,269	$16,846
Stock based compensation	(1,070)	(1,294)	(2,060)	(2,558)

Non-GAAP research and development	$11,401	$7,648	$20,209	$14,288